As filed with the Securities and Exchange Commission on February 22, 2010
Registration No. 333-134179
Registration No. 333-108164
Registration No. 333-36614

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3
REGISTRATION STATEMENT NO. 333-134179
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3
REGISTRATION STATEMENT NO. 333-108164
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3
REGISTRATION STATEMENT NO. 333-36614
UNDER THE SECURITIES ACT OF 1933

PepsiAmericas, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-6167838
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
4000 RBC Plaza, 60 South Sixth Street
Minneapolis, Minnesota 55402
(Address, including Zip Code, of Principal Executive Offices)

ALEXANDER H. WARE	Copies to:
Executive Vice President and Chief Financial Officer
PepsiAmericas, Inc.
4000 RBC Plaza, 60 South Sixth Street
Minneapolis, Minnesota 55402
(612) 661-4000
(Name, address, including zip code,
and telephone number, including
area code, of Agent for Service)	BRIAN D. WENGER, ESQ.
BRETT D. ANDERSON, ESQ.
JEN RANDOLPH REISE, ESQ.
Briggs and Morgan, P.A.
2200 IDS Center, 80 South 8th Street
Minneapolis, Minnesota 55402
(612) 977-8400 (phone)
(612) 977-8650 (fax)
     Approximate date of commencement of proposed sale to the public: Not applicable.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
This Post-Effective Amendment to the Registration Statements on Form S-3 shall hereafter become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933, as amended.

EXPLANATORY NOTE
     This Post-Effective Amendment relates to the following Registration Statements filed on Form S-3 (collectively, the “Registration Statements”):
•	File No. 333-134179, registering an indeterminate amount of the Company’s debt securities;

•	File No. 333-108164, registering $1,000,000,000 aggregate principal amount of the Company’s debt securities; and

•	File No. 333-36614, registering $750,000,000 aggregate principal amount of the Company’s debt securities.
     Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated August 3, 2009, by and among PepsiCo, Inc. (“PepsiCo”), the Registrant, and Pepsi-Cola Metropolitan Bottling Company, Inc. (“Metro”), the Registrant expects to merge into Metro, with Metro as the surviving company and a wholly-owned subsidiary of PepsiCo. Under the Merger Agreement, all outstanding shares of the Registrant’s common stock not held by PepsiCo or any of its subsidiaries, or with respect to which appraisal rights have been properly exercised and perfected under Delaware law, will be converted into the right to receive either 0.5022 of a share of PepsiCo common stock or, at the election of each stockholder of the Registrant, $28.50 in cash, without interest, in each case subject to certain proration procedures.
     As a result of the impending merger, the Registrant is filing this Post-Effective Amendment to terminate the effectiveness of the Registration Statements and to deregister, as of the effective date of this Post-Effective Amendment, all of the securities of the Registrant remaining unsold under the Registration Statements.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on February 22, 2010.

PEPSIAMERICAS, INC.
By:	/s/ Alexander H. Ware
Alexander H. Ware
Executive Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Robert C. Pohlad Robert C. Pohlad	Chairman of the Board and Chief Executive Officer and Director (Principal Executive Officer)	February 22, 2010

/s/ Alexander H. Ware Alexander H. Ware	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 22, 2010

/s/ Timothy W. Gorman Timothy W. Gorman	Senior Vice President and Controller (Principal Accounting Officer)	February 22, 2010

/s/ Herbert M. Baum Herbert M. Baum	Director	February 22, 2010

/s/ Richard G. Cline Richard G. Cline	Director	February 22, 2010

/s/ Michael J. Corliss Michael J. Corliss	Director	February 22, 2010

/s/ Pierre S. du Pont Pierre S. du Pont	Director	February 22, 2010

/s/ Archie R. Dykes Archie R. Dykes	Director	February 22, 2010

Signature	Title	Date

/s/ Jarobin Gilbert, Jr. Jarobin Gilbert, Jr.	Director	February 22, 2010

/s/ James R. Kackley James R. Kackley	Director	February 22, 2010

/s/ Matthew M. McKenna Matthew M. McKenna	Director	February 22, 2010

/s/ Deborah E. Powell Deborah E. Powell	Director	February 22, 2010

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